SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                  Schedule 13G


             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)




                        The Home-Stake Oil & Gas Company
                        --------------------------------
                                (Name of Issuer)



                                  Common Stock
                        --------------------------------
                         (Title and Class of Securities)


                                    437356108
                        --------------------------------
                                 (CUSIP Number)




Check the following box if a fee is being paid with statement ___. (A fee is not required if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

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         The information on the remainder of this page shall not be deemed to be
"filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip 437356108
                                       13G
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSONS
       S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSONS

       Arnhold and S. Bleichroeder, Inc.
       Arnhold and S. Bleichroeder Advisers, Inc.
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2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  **__

                                                            (b) ___
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3      SEC USE ONLY

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4      CITIZENSHIP OR PLACE OF ORGANIZATION

       State of New York
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                           5        SOLE VOTING POWER
NUMBER OF                           0
SHARES                 ---------------------------------------------------------
BENEFICIALLY               6        SHARED VOTING POWER
OWNED BY                            250,241
EACH                   ---------------------------------------------------------
REPORTING                  7        SOLE DISPOSITVE POWER
PERSON                              0
WITH                   ---------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
                                    250,241
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9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       250,241
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10     CHECK THE BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       Not Applicable
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11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.85%
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12     TYPE OF REPORTING PERSON*

       BD, IA
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       *SEE INSTRUCTIONS BEFORE FILING

Cusip 437356108
Schedule 13 G (Cont.)

Item 1(a)-  Name of Issuer: The Home Stake Oil & Gas Company

Item 1(b)-  Address of Issuer's Principal Executive Offices:
            15 East 5th Street
            Suite 2800
            Tulsa, OK 74103

Item 2(a)-  Name of Person Filing: Arnhold and S. Bleichroeder, Inc.
                                   Arnhold and S. Bleichroeder Advisers, Inc.

Item 2(b)-  Address of Principal Business Office:    1345 Ave. of the Americas
                                                     New York, NY 10105

Item 2(c)-  Citizenship: New York, NY, USA (Place of Incorporation)

Item 2(d)-  Title of Class of Securities:      Common Stock

Item 2(e)- Cusip Number: 437356108

Item 3   - This statement is being filed pursuant to Rule 13d-1(b). The person filing is a:
           (a) Broker or Dealer registered under Section 15 of the Act; and
           (e) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item 4(a) - 240,241

Item 4(b) - Percent of Class: 5.85%

Item 4(c)- Number of Shares to which A & SB has:
           (i)--sole power to vote or to direct the vote:                -0-
           (ii)-shared power to vote or to direct the vote:              250,241
           (iii)-sole power to dispose or to direct the disposition of:  -0-
           (iv)-shared power to dispose or to direct the disposition of: 250,241

Item 5   -  Ownership of Five Percent or Less of a Class: N/A

Item 6   -  Ownership of More than Five percent on Behalf of Another Person:
                  N/A

Cusip 437356108
Schedule G (Cont.)

Item 7-Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
                  Not Applicable

Item 8-Identification and Classification of Members of the Group:

                  Arnhold and S. Bleichroeder, Inc., Arnhold and S. Bleichroeder Advisers, Inc.

Item 9-Notice of Dissolution of Group:

                  Not Applicable

Item 10 - Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Date: February 14, 2000




         ARNHOLD AND S. BLEICHROEDER, INC.


         By:  ---------------------------------
              /S/ Tracy L. Saltwick
              Senior Vice President, Compliance